Exhibit 3.10

FILED JUN 9 1988 9 AM Michael Harkins SECRETARY OF STATE

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CHARTER

CAMBER CORP., a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State of the 1st day of April, 1985, and recorded in the office of the Recorder of Deeds for New Castle County, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renvewal and revival of its charter, and hereby certifies as follows:

1.	The name of the Corporation is Camber Corp.

2.	Its registered office in the State of Delaware is 5 Fairway Road, No. 2C, Newark, County of New Castle, Delaware 19711, and the name of its registered agent at that address is Shekhar G. Wadekar.

3.	The date when the restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

4.	This corporation was duly organized and carried on the business authorized by its carrier until the 1st day of March, 1988, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival was filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Dhananjay G. Wadekar, the last and acting President and Dhananjay G. Wadekar, the last and acting Secretary of Camber Corp., have hereunto set their hands to this acting President and Dhananjay G. Wadekar, the last and acting Secretary of Camber Corp., have hereunto set their hands to this certificate this 8th day of June, 1988.

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar
Last and Acting President

ATTEST:

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar
Last and Acting Secretary